CORE LABORATORIES N.V.
2006 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
(As Approved Effective as of June 28, 2006)

Performance Share Award
Restricted Share Agreement

(ROE Based)

THIS AGREEMENT is made as of this 15th day of September, 2006, between Core Laboratories N.V., a Dutch limited liability company (the "Company"), and Alexander Vriesendorp ("Participant") in order to carry out the purposes of the Core Laboratories N.V. 2006 Nonemployee Director Stock Incentive Plan as amended (the "Plan"), by issuing Participant unfunded and unsecured rights to acquire shares of common stock of the Company, subject to certain restrictions, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Participant hereby agree as follows:

  Definitions

  1.1    Definitions  . Wherever used in this Agreement, the following words and phrases when capitalized will have the meanings ascribed below, unless the context clearly indicates to the contrary, and all other capitalized terms used in this Agreement, which are not defined below, will have the meanings set forth in the Plan.

    "Agreement" means this Performance Share Award Restricted Share Agreement (ROE Based) between Participant and the Company.

    "Date of Grant" means, with respect to each grant of Restricted Performance Shares, the applicable Date of Grant set forth on Appendix A of this Agreement.

    "EBIT" means, with respect to a Performance Period, the aggregate operating earnings from continuing operations of the Company and its consolidated subsidiaries during such Performance Period, determined prior to the charges, costs, and expenses associated with interest and income taxes, such aggregate amount divided by the duration, in years, of the Performance Period. EBIT shall be determined based on the regularly prepared and publicly available consolidated statements of operations of the Company prepared in accordance with GAAP.

    "Ending Shareholders' Equity" means, with respect to a Performance Period, the total shareholders' equity in the Company as of the last day of such Performance Period. Ending Shareholders' Equity shall be determined based on the regularly prepared and publicly available consolidated balance sheet of the Company and its consolidated subsidiaries prepared in accordance with GAAP.

    "Forfeiture Restrictions" means the Forfeiture Restrictions as set forth in Section 3.1 herein.

    "Full Vesting ROE Percentage" means, with respect to each grant of Restricted Performance Shares, the Return on Equity set forth on Appendix A of this Agreement with respect to such grant that must be achieved in order for Participant to Vest 100% in such Restricted Performance Shares in accordance with the schedule set forth in Section 4.1(a) herein.

    "GAAP" means United States generally accepted accounting principles, consistently applied.

    "Incremental Percentage" means, with respect to each grant of Restricted Performance Shares, the amount (expressed as a percentage) equal to A divided by B, where:

    A equals 80%;

    B equals 10 multiplied by C; and

    C equals (i) the Full Vesting ROE Percentage applicable to such Restricted Performance Shares minus (ii) the Threshold Vesting ROE Percentage applicable to such Restricted Performance Shares.

    "Performance Period" means, with respect to each grant of Restricted Performance Shares, the three-year period ending on the date set forth on Appendix A of this Agreement that commences on the Date of Grant.

    "Restricted Performance Shares" means the right to acquire Common Shares issued in Participant's name pursuant to this Agreement, subject to the Forfeiture Restrictions, and as the context may require, any such Common Shares so issued in Participant's name.

    "Return on Equity" means, with respect to a Performance Period, the amount (expressed as a percentage rounded to one decimal place) determined by dividing (i) the EBIT for such Performance Period by (ii) the Ending Shareholders' Equity for such Performance Period.

    "Service" means Participant's status as a non-employee supervisory director of the Company.

    "Threshold Vesting ROE Percentage" means, with respect to each grant of Restricted Performance Shares, the Return on Equity set forth on Appendix A of this Agreement with respect to such grant that must be achieved in order for Participant to Vest 20% in such Restricted Performance Shares in accordance with the schedule set forth in Section 4.1(a) herein.

    "Vest" means the lapse of the Forfeiture Restrictions with respect to all or a portion of the Restricted Performance Shares.

  1.2    Number and Gender.  Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing herein, will be deemed to include the feminine gender where appropriate.

  1.3    Headings of Articles and Sections. The headings of Articles and Sections herein are included solely for convenience. If there is any conflict between such headings and the text of this Agreement, the text will control. All references to Articles, Sections, and Paragraphs are to this document unless otherwise indicated.

  Award of Restricted Performance Shares

  2.1    Award of Restricted Performance Shares.  Effective as of the Date of Grant, the Company awards to Participant the right to receive, after and to the extent the Forfeiture Restrictions lapse, the number of Common Shares set forth on Appendix A of this Agreement, subject to certain restrictions and shall be herein referred to as the "Restricted Performance Shares." The rights awarded to Participant pursuant to this Agreement are unsecured and unfunded rights to receive the Restricted Performance Shares, which rights shall be subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Participant hereby accepts the Restricted Performance Shares and agrees with respect thereto to the terms and conditions set forth in this Agreement and the Plan.

  2.2    Subsequent Awards. In the sole discretion of the Company, subsequent grants of Restricted Performance Shares to Participant, if any, may be evidenced by amending Appendix A of this Agreement to reflect such subsequent grant. Any such subsequent grant of Restricted Performance Shares shall be issued upon acceptance by Participant and upon satisfaction of the conditions of this Agreement and the Plan. Participant shall accept any such subsequent grant of Restricted Performance Shares when issued and agrees with respect thereto to the terms and conditions set forth in this Agreement and the Plan. Regardless of the number of subsequent grants of Restricted Performance Shares, if any, evidenced by this Agreement, this Agreement shall be interpreted to apply separately to each grant of Restricted Performance Shares.

  Forfeiture Restrictions

  3.1    Forfeiture Restrictions.

      The Restricted Performance Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined). In the event of termination of Participant's Service for reasons other than death, Participant shall, for no consideration, forfeit to the Company all Restricted Performance Shares to the extent then subject to the Forfeiture Restrictions. In addition, in the event the Return on Equity for the Performance Period does not equal or exceed the Full Vesting ROE Percentage, Participant shall, for no consideration, forfeit to the Company the number of Restricted Performance Shares that do not Vest pursuant to the provisions of Section 4.1. The prohibition against transfer and the obligation to forfeit and surrender Restricted Performance Shares to the Company upon (i) termination of Service for reasons other than death or (ii) the Return on Equity for the Performance Period being less than the Full Vesting ROE Percentage are herein referred to as the "Forfeiture Restrictions."

      The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Performance Shares. The prohibitions of this Section 3.1 shall not apply to the transfer of Restricted Performance Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Performance Shares for all purposes of this Agreement.

  Vesting

  4.1    Vesting/Lapse of Forfeiture Restrictions  .

  (a) As soon as administratively practicable after the last day of the Performance Period, the Committee shall determine the EBIT, Ending Shareholders' Equity and Return on Equity for the Performance Period. The Committee's determinations pursuant to the preceding sentence shall be certified by the Committee in writing and delivered to the Secretary of the Company. For purposes of the preceding sentence, approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification. At the time of such certification and based on the Return on Equity for the Performance Period, the Restricted Performance Shares shall Vest in accordance with the following schedule (rounded to the nearest whole share):

Return on Equity for the Performance Period	Percentage of Restricted Performance Shares Vesting
At or above the Full Vesting ROE Percentage	100%
Above the Threshold Vesting ROE Percentage but less than the Full Vesting ROE Percentage	Interpolated percentage between 20% and 100%
At the Threshold Vesting ROE Percentage	20%
Below the Threshold Vesting ROE Percentage	0%

  The interpolated percentage referred to in the schedule above shall be determined by increasing the 20% Vesting percentage for a Return on Equity equal to the Threshold Vesting ROE Percentage by the Incremental Percentage for each one-tenth of one percent (0.1%) by which the Return on Equity exceeds the Threshold Vesting ROE Percentage. To illustrate, if, for the Performance Period, the Full Vesting ROE Percentage is 18.0%, the Threshold Vesting ROE Percentage is 12.0%, and the Return on Equity is 15.6%, then the Incremental Percentage is 1⅓% (80% divided by (10 multiplied by (18.0% minus 12.0%))). Since the Return on Equity exceeds the Threshold Vesting ROE Percentage in this example by 3.6% (or 36 one-tenth of one percent increments), the Vesting percentage shall be 68% (20% plus (1⅓% multiplied by 36)).

  (b) Notwithstanding any provision of Section 4.1(a) to the contrary and except as provided in Section 4.2 and Section 4.3, no Restricted Performance Shares shall Vest if Participant's Service is terminated prior to the last day of the Performance Period for reasons other than death.

  4.2    Acceleration of Vesting. In the event of a Change in Control prior to the last day of a Performance Period and while Participant is in the Service of the Company or a Subsidiary (or in the event of a termination of Participant's Service for any reason whatsoever prior to the last day of a Performance Period and upon the date upon which a Change in Control occurs), all of the Restricted Performance Shares with respect to such Performance Period shall Vest as of the effective date of such Change in Control.

  4.3    Effect of Termination of Service on Vesting.

      Upon termination of Participant's Service for any reason other than death, the Restricted Performance Shares shall be immediately forfeited to the extent not then Vested.

      Upon termination of Participant's Service by reason of death, the Restricted Performance Shares shall not be immediately forfeited, but rather may become Vested as provided in Section 4.1 based on the Return on Equity for the Performance Period.

  Delivery of Restricted Performance Shares

  5.1    Delivery of Restricted Performance Shares. As soon as practicable after the Restricted Performance Shares become Vested, and subject to the tax withholding referred to in Section 7.4, the Company shall deliver to Participant stock certificates issued in Participant's name for the number of such Vested Restricted Performance Shares.

  Status of Restricted Performance Shares and Restrictions

  6.1    Status of Restricted Performance Shares. With respect to the status of the Restricted Performance Shares, at the time of execution of this Agreement Participant understands and agrees to all of the following:

      Participant agrees that the Restricted Performance Shares will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, whether federal or state.

      Participant agrees that (i) the Company may refuse to register the Restricted Performance Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (ii) the Company may give related instructions to its transfer agent, if any, to stop registration of the Restricted Performance Shares.

  6.2    Certificates and Shareholder Rights. Restricted Performance Shares shall not constitute issued and outstanding shares of Common Shares until issued and delivered in accordance with this Agreement and the Plan. Prior to the time the Restricted Performance Shares are issued and delivered, Participant will not have the right to vote any Restricted Performance Shares, to receive or retain any dividends or distributions paid or distributed on issued and outstanding shares of Common Shares or to exercise any other rights, powers and privileges of a shareholder with respect to any Restricted Performance Shares. In accordance with the provisions of Article V, the Company shall deliver to Participant stock certificates issued in Participant's name for the number of Restricted Performance Shares that have become Vested.

  6.3    Corporate Acts. The existence of the Restricted Performance Share awards shall not affect in any way the right or power of the Supervisory Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding; provided, however, that in the event of a stock split, stock dividend paid in shares, or similar reorganization affecting all or substantially all of the Company's shares, the Restricted Shares shall similarly and automatically be split or reorganized without further action or decision by the Company or the Committee. The prohibitions of Section 3.1 shall not apply to the transfer of Restricted Share awards pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Performance Shares for all purposes of this Agreement.

  Miscellaneous

  7.1    Service Relationship. For purposes of this Agreement, any question as to whether and when there has been a termination of Participant's Service, and the cause of such termination, shall be determined by the Committee, and its determination will be final.

  7.2    Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when personally delivered or (i) if Participant is outside of the United States at the time of transmission of such notice, when sent by courier, facsimile, or electronic mail, and (ii) if Participant is within the United States at the time of transmission of such notice, when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal executive office and to Participant at the last address filed with the Company or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address will be effective only upon receipt.

  7.3    Restrictions on Transfer of Shares.  No Restricted Performance Shares may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of Participant), assigned, pledged, hypothecated, or otherwise disposed of, including by operation of law, in any manner that violates the Forfeiture Restrictions and any other provisions of this Agreement, and, until the date on which such Forfeiture Restrictions lapse, any such attempted disposition shall be void. The Company shall not be required (i) to transfer on its books any shares that will have been transferred in violation of this Agreement or (ii) to treat as owner of such shares, to accord the right to vote as such owner, or to pay dividends to any transferee to whom such shares will have been so transferred.

  7.4    Withholding of Tax. To the extent that the receipt of Restricted Performance Shares or the lapse of any Forfeiture Restriction results in compensation income to Participant for federal or state income tax purposes, Participant shall deliver to the Company at the time of such event such amount of money or Common Shares as the Company may require to meet all obligations under applicable tax laws or regulations, and, if Participant fails to do so, the Company is authorized to withhold or cause to be withheld from any cash or Common Shares remuneration then or thereafter payable to Participant any tax required to be withheld by reason of such resulting compensation income.

  7.5    No Service Rights Conferred. No provision of this Agreement shall confer any right upon Participant to continued relationship with the Company, including without limitation, service as a non-employee Supervisory Director of the Company.

  7.6    Limitation of Rights. No provision of this Agreement shall be construed to give Participant or any other person any interest in any fund or in any specified asset or assets of the Company or a Subsidiary.

  7.7    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

  7.8    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all effective as of the Date of Grant.

CORE LABORATORIES N.V., by its sole managing director, Core Laboratories International B.V.

By: ______________________________________

Name: Jan Willem Sodderland

Title: Managing Director of Core Laboratories International B.V.

PARTICIPANT

By: ______________________________________

Name: Alexander Vriesendorp

APPENDIX A

Performance Share Award
Restricted Share Agreement

(ROE Based)

AWARD OF RESTRICTED PERFORMANCE SHARES
Date of Grant	Number of Restricted Performance Shares	Performance Period Begins	Performance Period Ends	Full Vesting ROE Percentage	Threshold Vesting ROE Percentage	Initial
September 15, 2006	2000	September 15, 2006	September 15, 2009	35.0%	28.0%	_____